Exhibit 10.2

ACKNOWLEDGMENT

The undersigned, Matthew A. Packey, acknowledges that on May 10, 2010, he was provided with the attached Confidential Severance and Release Agreement (“Agreement”).  The undersigned further acknowledges that he has been advised to consult with his attorney before entering into the attached Agreement, and that he is being given a period of at least twenty-one (21) days to consider whether to accept or reject the proposed Agreement.  Any changes to the Release, whether material or immaterial, will not restart the time period for such review.  The undersigned acknowledges that he has received and read this Acknowledgment, and fully understands its meaning.

/s/ Matthew A. Packey		/s/ Sheril Givens
Matthew A. Packey		Witness

Date:	5/10/2010	Date:	5/10/2010

CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE

THIS CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE (“Agreement”) is made this 10th day of May, 2010, by and between Matthew A. Packey (“Packey”) and Tree.com, Inc., for itself and on behalf of its subsidiaries including LendingTree, LLC (“Company”), with its principal office in Charlotte, NC.

WHEREAS, Packey has been employed by the Company as Senior Vice President, Chief Financial Officer;

WHEREAS, Packey has submitted his resignation and Company has accepted such resignation and Packey and the Company desire to terminate their employment relationship in an amicable and definitive manner and to settle, compromise and resolve any and all claims they may have against each other;

WHEREAS, Packey’s last day in the office is May 28, 2010 (“Termination Date”); and

WHEREAS, the Company, in exchange for the Release provided by Packey herein, has agreed to provide Packey with certain additional compensation which it is not otherwise obligated to provide.

NOW, THEREFORE, in consideration of the execution of this Agreement, and for other good and valuable consideration, the parties hereto agree as follows:

1.             Compensation.  Packey shall perform all normal duties through May 28, 2010 and the Company will pay to Packey all salary payments and other compensation due and payable, during the term of employment through and including the Termination Date.  On the next regularly scheduled Company pay date following the Termination Date, the Company will also pay to Packey an amount equal to up to forty (40) hours of any 2010 accrued but unused Paid Time Off (“PTO”) balance.

2.             Employee Benefits.  From and after June 1, 2010, Packey shall not have the right to participate in or receive any benefit under any employee benefit plan of the Company, any fringe benefit plan of the Company, or any other plan, policy or arrangement of the Company providing benefits or perquisites to employees of the Company generally or individually.  Provided, however, that Packey shall be entitled, if otherwise eligible, (i) to exercise his right to continued coverage under the Company medical benefit plan as provided by the Consolidated Omnibus Budget

Reconciliation Act of 1986, 26 U.S.C. § 490B et seq. (“COBRA”) (and with respect to which the Company will provide Packey with a separate notice as required by federal law); and (ii) to elect the payment of benefits to which Packey is entitled under the Tree.com, Inc. 401(k) Retirement Savings Plan as provided under the terms of the plan.  If Packey elects COBRA coverage, upon submission of proof payment for his COBRA coverage, Company will promptly reimburse Packey for the amount that represents the employer’s portion of such coverage from June 1, 2010 through February 15, 2011 or until such time as Packey secures a position offering a benefit package that renders him ineligible for COBRA coverage, whichever occurs sooner.

3.    Special Exit Package.  Also as consideration for Packey’s execution of this Agreement and his assent to its terms and conditions, the Company shall:

a.             Pay Packey an amount equal to seven (7) months’ Base Salary (calculated from his former base salary of $312,500.00), payable in equal installments on the Company’s regularly scheduled paydays over the seven (7) month period following his Termination Date (the “Severance Period”).  If, however, Packey obtains other employment or is otherwise compensated for services provided to any party during this Severance Period, the Company’s obligation to make future payments to Packey shall be offset against any compensation earned by him as a result such employment or services provided.  Packey agrees to inform the Company promptly of his employment status and any amounts earned during the Severance Period.

b.             Pay Packey an amount equal to forty (40) hours of PTO lost at the end of calendar year 2009 as well as all accrued, unused 2010 PTO, if any, in excess of the forty (40) hours referenced in Section 1.

4.             Adequacy of Consideration.  Packey understands that the Special Exit Package provided hereunder by the Company is discretionary in nature, is not an admission of liability by the Company, is not required of the Company in the absence of this Agreement, and constitutes adequate consideration for the Agreement.

5.             Return of Property.  Packey acknowledges that the Company has returned to him all of his personal effects and property which were in the Company’s possession or control.  Packey further acknowledges and agrees that he has returned or will return to the Company all property of the Company (including, but not limited to, computers, cell phones, pagers, keys and access cards, Company credit cards, and all other Company documents, records and equipment) which are in

Packey’s possession or control, including all copies and summaries of any of the Company’s confidential or proprietary information.  Packey further affirms that he understands his obligation to keep confidential the business and proprietary information of the Company and that he will not discuss or disclose such information with anyone.

6.    Release.

(a) As a material inducement to the Company to provide the Special Exit Package and any other consideration described herein, Packey, for himself and his heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever releases and discharges the Company and its predecessors, successors, affiliates, benefits plans, assigns, and their respective directors, officers, shareholders, trustees, administrators, employees, representatives and agents from any and all actual or potential claims, demands, actions, causes of action or liabilities of any kind or nature, whether known or unknown, including, but not limited to, all claims related to or arising out of his employment with the Company, whether based on tort, contract (express or implied) or any federal, state or local law, statute or regulation, including, but not limited to, claims brought under: (i) the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; (ii) the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; (iii) the Family and Medical Leave Act, 29 U.S.C. § 2611 et seq.; (iv) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2001e et seq., as amended; (v) the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; (vi) the discrimination or other employment laws of the State of North Carolina; and (vii) any other claims for personal injury, compensatory or punitive damages or attorneys’ fees.  (This release does not apply to claims that may arise after the date this Agreement is executed or to any claims to vested benefits under the employee retirement benefit plan.)

(b)  ADEA Claims.  Packey hereby releases and discharges Company, its subsidiaries, affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Released Parties”), from any and all claims, actions and causes of action that he may have against the Released Parties, as of the date of the execution of this Agreement, arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the applicable rules and regulations promulgated thereunder.  Packey acknowledges and understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans.  Packey specifically agrees and acknowledges that:  (A) the release in this Section 6 was granted in exchange for the receipt of consideration that exceeds the amount to which he would otherwise be entitled to receive upon termination of his employment; (B) his waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers Benefit Protection Act; (C) that he has read and understands the terms of this Agreement; (D) he has hereby been advised in writing by the Company to consult with an attorney prior to executing this Agreement; (E) the Company has given him a period of up to twenty-one (21) days within which to consider this Agreement, which period shall be waived by his voluntary execution prior to the expiration of the twenty-one day period and the parties agree that any changes to the terms or conditions of this Agreement (whether material or immaterial) will not restart the running of the 21-day period; and (F) following his execution of this Agreement he has seven (7) days in which to revoke his release as set forth in this Section 6(b) only and that, if he chooses not to so revoke, the agreement in this Section 6 shall then become effective and enforceable and the Special Exit Package shall then be made to him in accordance with the terms of this Agreement.  To cancel this Agreement, Packey understands that he must give a written revocation to the Senior Vice President of Human Resources of the Company at 11115 Rushmore Drive, Charlotte, North Carolina 28277, either by hand delivery or certified mail within the seven (7) day period.  If he rescinds the Agreement, it will not become effective or enforceable and he will not be entitled to any benefits from the Company.

7.             Complete Bar.  Packey agrees that the parties released above in paragraph 6 may plead this Agreement as a complete bar to any action or suit before any court or administrative body with respect to any claim released herein.

8.             Confidentiality, Non-disparagement and Continuing Obligations.

(a)               Packey agrees, promises, and covenants that the terms and provisions of this Agreement shall remain and be kept strictly confidential by him and shall not be disclosed except as provided herein.  Without the express written agreement of the Company, or unless required to do so by law, Packey agrees to take every precaution to disclose this information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know such information.  To the extent required by law or applicable regulation, Packey may also disclose the provisions of this Agreement to the appropriate taxing authorities.  This confidentiality provision applies to and expressly prohibits all communications by Packey to any person or entity, including, without limitation, communications to any present, former or future Company employee.

(b)           Packey promises that he will not make critical, negative or disparaging remarks about the Company, its affiliates, or their officers, directors, employees or representatives, including but not limited to comments about any of their products, services, business or employment practices.

(c)           Additionally, Packey acknowledges that, during his employment with the Company, he may have learned information that is confidential to the Company (“Confidential Information”).  Such Confidential Information may have included (among other things): purchasing and product information; sales and account information; customer information; sales and marketing plans and strategies; pricing strategies; profit margins; pricing reports; information concerning claims or potential claims against the Company; personnel information, and any other information of a similar nature.  Packey agrees that he will not disclose any Confidential Information to any person (including any Company employee who does not need to know such Confidential Information), agency, institution, company or other entity without first obtaining the written consent of the Company.

(d)           Packey acknowledges that his obligations governed by any agreements entered into with Company regarding rights in intellectual property, non-competition and non-solicitation remain in effect pursuant to their original terms.

9.             No Admission of Liability.  Packey understands and agrees that the Company admits no liability with respect to any claim related to or arising out of the termination of Packey’s employment or any other matters.

10.           References.  Any and all inquiries relating to Packey’s employment with the Company shall be directed to the Company’s Senior Vice President, Human Resources.  If asked about Packey’s employment with the Company, the Company will only provide neutral information pursuant to Company policy, consisting of dates of employment and positions held.

11.           Entire Agreement.  This Agreement contains the entire agreement between the parties and may be modified only in a writing executed in the same manner as the original Agreement; and no agreements, representations, or statements of any party not contained herein shall be binding on such party; provided, however, that this Agreement does not supersede Packey’s Employment Agreement dated August 3, 2008, as amended, including without limitation, Sections 2(b)-(e).

12.           Controlling Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of North Carolina, as they are applied to contracts made and to be wholly performed in this state, regardless of choice of law principles to the contrary.  In addition, Packey consents to the jurisdiction of any North Carolina court over any claims arising under or relating to this Agreement.

13.           Enforcement.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable (with the exception of the release contained in paragraph 6), the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

14.  Costs. The parties will each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

15.  Withholding.  Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Packey hereunder, as may be required from time to time by applicable law, governmental regulation or order.

16.  Section 409A of the Internal Revenue Code.  This Agreement and the benefits provided hereunder are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and other guidance issued thereunder because the Agreement provides only a short-term deferral of compensation within the meaning of Treasury Regulation 1.409A-1(b)(4) (or any successor or replacement section thereto).  This Agreement shall be interpreted consistently with such exemption.

17.  Acknowledgments.

(a) Packey acknowledges that he has had ample opportunity to consult with his attorney prior to his execution of this Agreement, and was encouraged and advised in writing to do so by the Company.

(b)           Packey has carefully read and fully understands all of the provisions and effects of this Agreement and he knowingly and voluntarily entered into all of the terms set forth in this Release.

(c)           Packey knowingly and voluntarily intends to be legally bound by all of the terms set forth in this Agreement.

(d)           Packey relied solely and completely upon his own judgment or the advice of his attorney in entering into this Agreement.

(e)           Packey’s signature below evidences his understanding and voluntary waiver of all claims against the Company.

NOW, THEREFORE, Packey and Company have executed this Agreement, freely and voluntarily, as of the date first written above.

/s/ Matthew A. Packey	(SEAL)
MATTHEW A. PACKEY

Sworn to and subscribed before me this 10th day of May 2010.

/s/ Frederica Jefferson-Eason
Notary Public

My Commission Expires:	10/21/2014

LENDINGTREE, LLC

By:	/s/ Claudette Hampton

Title:	SVP, Human Resources

(CORPORATE SEAL)

Sworn to and subscribed before me this 10th day of May 2010.

/s/ Frederica Jefferson-Eason
Notary Public

My Commission Expires:	10/21/2014